Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2007

A. O. Smith names Gloster Current, Jr., to Board of Directors

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) has named Gloster B. Current, Jr., CLU, ChFC of Northwestern Mutual to its Board of Directors.

“Gloster brings wide-ranging experience in finance, marketing, and operations to the A. O. Smith board,” Paul W. Jones, chairman and chief executive officer of A. O. Smith Corporation said in making the announcement. “With his background in financial services, banking, and consumer products, he will provide a unique business perspective to our company.”

As vice president of the company’s Policyowner Services Department, Current and his team are responsible for serving Northwestern Mutual’s three million life insurance policy owners and the nearly five million policies administered by the Milwaukee-based Fortune 100 company. The Policyowner Services Department also supports the Northwestern Mutual Financial Network, the company’s sales and distribution arm which operates through 350 offices across the U.S. In addition to his managerial responsibilities, Current serves as chairman of the Insurance and Investments Operations Team, providing guidance and leadership in the event of field disasters.

Current joined Northwestern Mutual as vice president-corporate planning, in June 2003, responsible for the company’s long-term strategic plan. He was promoted to executive officer for the corporation on Jan. 1, 2004, and was named to his current position in February 2006.

Prior to joining Northwestern Mutual, Current was vice president and chief marketing officer for Lincoln Financial Group of Philadelphia, Pa., directing the company’s branding activities, advertising and promotions, internet and event management.

He has also held senior management positions at Citibank, North America, R. J. Reynolds Foods Inc., and its Kentucky Fried Chicken, Canadian Canners, Ltd., and Del Monte Corporation subsidiaries, Procter and Gamble Company, and AT&T Long Lines.

Current is a graduate of Howard University, Washington, D.C., with a bachelor’s degree in accounting. He earned an MBA at the University of Pittsburgh and served in the U.S. Army as a Finance Officer.

Current is a member of the Next Door Foundation board in Milwaukee.

About Northwestern Mutual

For 150 years, The Northwestern Mutual Life Insurance Company, Milwaukee, Wis., (Northwestern Mutual) has been serving the financial needs of its policy owners and clients. The company, with over $1 trillion of life insurance protection in force, maintains the highest available ratings for insurance financial strength from all four major rating agencies: Standard & Poor’s, Fitch Ratings, A. M. Best, and Moody’s.

For 24 years, a FORTUNE magazine survey has named Northwestern Mutual “America’s Most Admired” company in the life/health insurance industry. Further information on Northwestern Mutual, its subsidiaries and affiliates can be found at: www.nmfn.com.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications.

Founded in 1874, A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe. Additional information on A. O. Smith Corporation and its products may be found at www.aosmith.com.

2